Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Porter Bancorp, Inc. on Form S-3 of our report dated March 20, 2008 on the consolidated financial statements of Porter Bancorp, Inc. appearing in the 2007 Form 10-K of Porter Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky

December 18, 2008